[LOGO]  CARDIAC SCIENCE


NEWS RELEASE for April 22, 2002 at 1:30 AM EDT
----------------------------------------------

Contact:   Matt Clawson (Investors), or         Roderick de Greef
           Lynn Johnson                         Chief Financial Officer
           Len Hall (Media)                     Cardiac Science, Inc.
           Allen & Caron Inc                    (949) 587-0357
           (949) 474-4300                       rdegreef@cardiacscience.com
                                                ---------------------------
           matt@allencaron.com
           -------------------
           len@allencaron.com
           ------------------

                 CARDIAC SCIENCE ANNOUNCES FIRST QUARTER RESULTS

   Growing AED Market Share and Increasing Disposable Sales Drive Significant
                           Year-to-Year Revenue Growth

IRVINE, CA (April 22, 2002) ... Cardiac Science, Inc. (Nasdaq: DFIB), today reported that the positive impact of the expansion of its direct U.S. salesforce and international distribution channels along with sales of its new Powerheart(R) AED public access defibrillator resulted in revenue of $9.4 million in the first quarter ended March 31, 2002, as compared to $1.8 million in revenue posted in the same period last year. Revenue in this year's first quarter grew 21 percent sequentially over revenue in the fourth quarter of 2001. The net loss for the first quarter of this year decreased to $3.5 million, or $0.05 loss per share, down 34 percent from $5.3 million, or $0.21 loss per share, posted in the same period last year.

     AED sales for the first quarter of 2002 totaled $7.1 million, or approximately 76 percent of total revenue. Sales of Powerheart(R) disposable defibrillator pads to U.S. hospitals for this period grew to $280,000 compared to $18,000 posted in last year's corresponding period. In the first quarter of 2002, domestic sales accounted for approximately 65 percent of total company revenue with the balance coming from sales to international distributors.

     Gross profit as a percentage of sales increased sharply in this year's first quarter to 48 percent, from 8 percent for the same period in 2001, and increased sequentially from 46 percent in the last quarter 2001. This year over year upward trend in margin is primarily attributable to the sales of AEDs.

     President and CEO Raymond W. Cohen said that the outstanding quarter reflects solid performance across each of the company's product segments. "Our AED sales grew 72 percent when compared to the first quarter of the prior year, which is more than double the estimated growth rate of the worldwide market," Cohen said. "Customers responded quite favorably to our introduction of the Powerheart AED in February and it now accounts for the vast majority of our AED orders. We felt that the ease of use and advanced features embodied in the new device would give us an advantage in head-to-head comparisons with our competitors, and that

                                 MORE-MORE-MORE

CARDIAC SCIENCE ANNOUNCES FIRST QUARTER RESULTS
Page 2-2-2

assessment is proving out in the marketplace. Since the beginning of this year, we have almost tripled the number of domestic direct AED sales professionals in the organization to 45, including 10 undergoing training and set to hit the street in late April. Additionally, the increased international AED distribution, gained through the Artema acquisition, is having a positive impact on sales. We now have 60 distributors internationally, most of which are actively selling AEDs in their respective countries."

     "Sales of disposable defibrillator pads also continue to ramp as expected in the hospital market, as new facilities deploy Powerheart devices and as existing customers increase the number of beds protected by the technology," continued Cohen. "We received 146 new orders for Powerheart CRM devices from nine hospitals during the quarter."

About Cardiac Science
---------------------

     Cardiac Science develops, manufactures and markets portable public access defibrillators and the only FDA-cleared therapeutic patient monitor that instantly and automatically treats hospitalized cardiac patients who suffer life-threatening heart rhythms. Powerheart(R) Cardiac Rhythm Module(TM), Powerheart(R)-brand AEDs, Survivalink(R)-brand AEDs, along with Artema(R)-brand emergency defibrillators and patient monitoring products are marketed by its 55-person direct sales force in the United States and by international distributors in more than 40 countries around the world. For more information, please visit www.cardiacscience.com. For investor information please visit
             ----------------------
www.allencaron.com.
------------------


This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Cardiac Science cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements and should not be relied upon by investors when making an investment decision. Information on these and other factors is detailed in the Company's Form 10-K for the year ending December 31, 2001 and other documents filed by the company with the Securities and Exchange Commission.

                                  TABLES FOLLOW

CARDIAC SCIENCE ANNOUNCES FIRST QUARTER RESULTS
Page 3-3-3

                              Cardiac Science, Inc.
                      Consolidated Statements of Operations
                                   (Unaudited)
                In thousands, except share and per share amounts

                                                                    Three Months Ended March 31,
                                                                -----------------------------------
                                                                      2002               2001
                                                                ----------------   ----------------
     Revenue                                                        $   9,361.1        $   1,757.8
     Cost of goods sold                                                 4,909.9            1,617.3
                                                                ----------------   ----------------
        Gross profit                                                    4,451.2              140.5
     Operating expenses:
     Sales and marketing                                                3,613.8            1,519.9
     Research and development                                           1,552.9            2,150.1
     General and administrative                                         2,453.9            1,536.1
     Amortization of intangibles                                          501.8              330.8
     Gain on settlement                                                  (832.4)                 -
                                                                ----------------   ----------------
        Total operating expenses                                        7,290.0            5,536.9
                                                                ----------------   ----------------
         Operating loss                                                (2,838.8)          (5,396.4)

     Interest and other income/(expense)                                 (659.1)             131.0
                                                                ----------------   ----------------
         Operating loss before provision for income taxes              (3,497.9)          (5,265.4)
     Provision for income taxes                                               -                2.0
                                                                ----------------   ----------------
     Loss before minority interest                                     (3,497.9)          (5,267.4)
     Minority interest in loss of subsidiary                               16.3                  -
        Net loss                                                    $  (3,481.6)       $  (5,267.4)
                                                                ================   ================

     Net loss per share (basic and diluted)                         $     (0.05)       $     (0.21)
                                                                ================   ================

     Weighted average number of shares
     used in the computation of net loss per share                   67,188,166         24,738,941
                                                                ================   ================

                                 MORE-MORE-MORE

CARDIAC SCIENCE ANNOUNCES FIRST QUARTER RESULTS
Page 4-4-4

                              Cardiac Science, Inc.
                      Condensed Consolidated Balance Sheets
                                  In thousands

                                                               March 31,  December 31,
                                                                 2002         2001
                                                             ------------ ------------
                                       ASSETS                 (Unaudited)
     Current assets:
        Cash and cash equivalents                            $    9,932.1 $   15,829.5
        Accounts receivable, net                                  7,604.3      8,457.9
        Inventory                                                 5,880.4      3,479.9
        Prepaid expenses                                            747.7        344.5
                                                             ------------ ------------
     Total current assets                                        24,164.5     28,111.8

     Property and equipment, net                                  5,711.0      5,787.6
     Goodwill and other intangibles, net                        105,591.4    106,095.2
     Assets held-for-sale                                         1,743.0      1,761.0
     Other assets                                                 2,683.9      2,720.4
                                                             ------------ ------------

                                                             $  139,893.8 $  144,476.0
                                                             ============ ============

                        LIABILITIES AND STOCKHOLDERS' EQUITY

     Current liabilities:
        Accounts payable                                     $    7,501.3 $    6,646.9
        Accrued expenses and other current liabilities            9,884.8     10,837.8
                                                             ------------ ------------
     Total current liabilities                                   17,386.1     17,484.7

     Long term notes payable                                     26,467.6     27,300.0
     Other long term liabilities                                    477.1        479.9
     Minority interest                                              850.9        867.2
     Total stockholders' equity                                  94,712.1     98,344.2
                                                             ------------ ------------

                                                             $  139,893.8 $  144,476.0
                                                             ============ ============

                                     # # # #